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                         November 14, 2022

       Michael A. Mussallem
       Chief Executive Officer
       Edwards Lifesciences Corp
       One Edwards Way
       Irvine, California 92614

                                                        Re: Edwards
Lifesciences Corp
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 22,
2022
                                                            File No. 001-15525

       Dear Michael A. Mussallem:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program